Exhibit 10.1

1110 American Parkway NE
Allentown, PA 18109
Tel: 610 712-4323
www.agere.com
October 26, 2005

To:	John T. Dickson

From:	Board of Directors

Re:	Benefits Summary Upon Termination

Hire Date:	September 7, 1993	Age:	59 years 7 months

Termination Date:	October 26, 2005	Years of Service:	12 years 1 month

Annual Salary:	$800,000	Annual Target Bonus:	$1,000,000 (125%)

As a condition of the termination of your employment, the following terms will apply:
•	Termination Date: October 26, 2005.
•	Severance Agreement: This Agreement is intended to formalize and set forth the terms of your separation under Agere Systems Inc.’s Officer Severance Policy. This Agreement supercedes and replaces in its entirety the provisions of the Officer Severance Policy.
•	Severance Payment: A severance payment equal to 2 times your base pay and target bonus less such tax as Agere is obliged to deduct. This amount will be paid in one lump sum within 2 1/2 months after the end of the calendar year.
•	$3,600,000 [2 x ($800,000 + $1,000,000)] — on or before March 15, 2006
•	Release and Waiver of Claims: As a condition to receiving these payments, you must sign a general waiver and release agreement in the attached form.
•	Transition Assistance: A payment equal to 2 times your monthly salary less such tax as Agere is obliged to deduct in return for your assistance with business and customer transition issues. This amount will be paid in one lump sum within 2 1/2 months after the end of the calendar year.
•	$133,333 [$800,000 x (2/12)] — on or before March 15, 2006

•	Equity: Upon termination, all your options and restricted stock units shall be treated in accordance with the provisions of the applicable agreements and plans pursuant to which they were granted.
•	FY’05 Bonus and FY’06 Vacation: You will not receive a payout under Agere’s FY’05 incentive plan. You will receive a cash payment of the balance of your accrued, unused FY’06 vacation time.
•	Qualified Plan Benefits: You will receive a payout of your accrued retirement benefits, including payments under the Agere Systems Inc. Management 401(k) Plan and the Agere Systems Inc. Pension Plan, in each case in accordance with the terms of the applicable plan. Please note that you may be able to rollover some of the retirement pay outs into a qualified account to preserve favorable tax treatment.
•	Non-Qualified Plan Benefits: You have elected and will receive a one-time lump sum payment (the “Supplemental Pension Payment”) under the Agere Systems Inc. Supplemental Pension Plan equal to $1,504,899, the amount of your accrued benefit as of the Termination Date. The Supplemental Pension Payment shall be paid on May 1, 2006, in accordance with Section 409A of the Internal Revenue Code of 1986.
•	Additional Severance Payment: An additional severance payment equal to the difference between your accrued benefit under Agere Systems Inc. Supplemental Pension plan as of the Termination Date and your accrued benefit under Agere Systems Inc. Supplemental Pension Plan as of October 26, 2007 less such tax as Agere is obliged to deduct. This amount will be paid within 30 days of the termination date in one lump sum.
•	$682,612 — on or before November 26, 2005
•	Benefits: You are eligible to continue your participation in Agere’s medical, dental and vision plans through COBRA for up to 18 months. Agere will pay for these benefits and pay for and continue your other insurance coverage through December 31, 2005 so long as you are providing transition assistance.
The above details the terms of the agreement between you and Agere Systems Inc. regarding the termination of your employment. There will be no other payments other than those specified above.
John, please sign below to indicate your agreement with the terms and conditions set forth in this document.

Agere Systems Inc.

/s/ John T. Dickson	By: /s/ H.A. Wagner
John T. Dickson	H.A. Wagner
Chairman, Board of Directors

Date: November 4, 2005	Date: October 27, 2005

GENERAL WAIVER AND RELEASE AGREEMENT
     1. I understand that my employment with Agere Systems (Agere) will end on October 26, 2005 and that I will be paid severance and other benefits as set forth in the attached Benefits Summary Upon Termination only if I sign and do not revoke this General Waiver and Release Agreement (“Agreement”). I understand and agree that the terms of the Summary are incorporated by reference in this Agreement and are intended to supercede and extinguish any other obligation Agere may have to pay me severance or other benefits upon termination, including but not limited to any agreements or understandings, whether oral or written, made at any time prior to the date of this Agreement.
     2. In consideration of Agere’s entering into this Agreement and the payments and benefits set forth herein, I, on behalf of myself and my heirs, executors, administrators, successors and assigns, knowingly and voluntarily waive, release and forever discharge Agere, each of its subsidiaries or affiliated companies, their respective current and former officers, employees, agents and directors, and any predecessor, successor or assign of any of the foregoing, from any claim, charge, action or cause of action that I or any of them may have against any such released person, whether known or unknown, from the beginning of time through the date of this Agreement based upon any matter, cause or thing whatsoever related to or arising out of my employment with Agere or its predecessors or my termination other than claims arising out of a breach of this Agreement or any claim that cannot be waived by law. All such claims are forever barred by this Agreement.
     This release and waiver includes, but is not limited to, any rights or claims under United States federal, state or local law, for wrongful or abusive discharge, for breach of any contract, or for discrimination based upon race, color, ethnicity, sex, age, national origin, religion, disability, sexual orientation, or any unlawful criterion or circumstance, including, but not limited to, rights or claims under the Family and Medical Leave Act, claims of discrimination under the Employee Retirement Income Security Act, the Equal Pay Act, the Occupational Safety and Health Act, the Workforce Adjustment Retraining Notification Act, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, Section 1981 through 1988 of the Civil Rights Act of 1866, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act, the Rehabilitation Act of 1973, Executive Order 11246 and any other executive order, the Fair Labor Standards Act and its state and local counterparts, the Uniform Services Employment and Reemployment Rights Act, and the Immigration Reform Control Act, all as amended. I confirm that I have no claim or basis for a claim whatsoever against Agere or its predecessors with respect to any such matters related to or arising out of my employment by Agere or my termination.
     3. I affirm that I have been given at least 21 days within which to consider this release and its consequences, that I have seven days following my signing of this Agreement to revoke and cancel the terms and conditions contained herein and the terms and conditions of this Agreement shall not become effective or enforceable until the seven-day revocation and cancellation period has expired, and that, prior to the execution of this Agreement, I have been advised by Agere to consult with an attorney of my choice concerning the terms and conditions set forth herein. Any revocation or cancellation of this Agreement by me pursuant to this paragraph shall be in writing delivered to Agere.

     4. I agree to return to Agere any and all Agere property (other than my personal computer and cell phone) of any kind or description whatsoever, including, but not limited to, any Confidential Information (as defined below), which has been furnished to me or is held by me, at my residence or elsewhere, and shall not retain any copies, duplicates, reproductions or excerpts thereof. I also agree and covenant, that I shall not divulge to any other person or entity any proprietary or confidential information, whether written or oral, received or gained by me in the course of his employment by Agere or its predecessors or of my duties with Agere or its predecessors (“Confidential Information”), nor shall I make use of any such Confidential Information on my own behalf or on behalf of any other person or entity, for so long as such Confidential Information is not known to the general public.
     In addition, I agree to abide by the terms of any confidentiality and/or proprietary information agreement that I have entered into with Agere or its predecessors, the terms of which shall continue in full force and effect.
     5. If I am a California resident, I expressly waive Section 1542 of the California Civil Code, which provides:
“A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release which if known by him must have materially affected his settlement with the debtor.”
If I am a resident of another state, I agree to waive the benefits of any statute similar in terms and effect to this provision.
     6. This Agreement contains the entire agreement concerning the subject matter hereof and supersedes all prior agreements, understandings, discussions, negotiations, and undertakings, whether written or oral, with respect thereto, except for the confidentiality and/or proprietary information agreements referred to above. In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, the remaining provisions or portions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law.
     7. This Agreement may not be modified or amended except by a writing signed by me and Agere’s Senior Vice President, General Counsel and Secretary.
     8. I understand that any taxes (other than the employer-mandated portion of FICA and FUTA) which may become due as a result of any payment or transaction contemplated by this Agreement including the attached Summary are my sole responsibility, and I further agree to hold Agere harmless on account thereof. In addition, I agree that taxes which are due but unpaid may be setoff against any sums due under this Agreement to the maximum extent allowed by law.
     9. This Agreement shall be interpreted in accordance with the plain meaning of its terms and not strictly for or against any person or entity. To the extent that federal law controls the interpretation or enforceability of any provision of this Agreement, this Agreement shall be construed and enforced in accordance with federal law. Otherwise, this Agreement shall be governed by and construed and interpreted in accordance with the laws of the Commonwealth of Pennsylvania without reference to the principles of conflicts of law.

     BY SIGNING AND DELIVERING THIS AGREEMENT, I STATE THAT: I HAVE READ IT AND UNDERSTAND IT; I AGREE WITH IT AND AM AWARE THAT I AM GIVING UP IMPORTANT RIGHTS, INCLUDING RIGHTS PROVIDED BY THE OLDER WORKERS BENEFIT PROTECTION ACT, FOR CONSIDERATION TO WHICH I WAS NOT ALREADY OTHERWISE ENTITLED; I WAS ADVISED TO, AND AM AWARE OF MY RIGHT TO CONSULT WITH AN ATTORNEY BEFORE SIGNING IT; AND I HAVE SIGNED IT KNOWINGLY AND VOLUNTARILY.
/s/ John T. Dickson
John T. Dickson
Date: November 7, 2005